Exhibit 10.8

Patent and Know How License Agreement

between

Kimberly-Clark Worldwide, Inc.

and

Avent, Inc.

Made as of the     day of             , 2014

PATENT AND KNOW HOW LICENSE AGREEMENT

THIS AGREEMENT, effective as of the     day of             , 2014, by and between KIMBERLY-CLARK WORLDWIDE, INC., a Delaware corporation (“KCWW” or “Licensor”), and AVENT, INC., a Delaware corporation (“Avent” or “Licensee”).

W I T N E S S E T H:

WHEREAS, Kimberly-Clark Corporation (“Kimberly-Clark”), the sole shareholder of KCWW, is contributing its Health Care business to Halyard Health, Inc. (“Halyard”), the sole shareholder of Avent, as of             , 2014, and is then distributing to the shareholders of Kimberly-Clark all of the shares of common stock of Halyard on a pro-rata basis; and

WHEREAS, KCWW possesses valuable patents and technology relating to products manufactured and marketed by Avent and its affiliates; and

WHEREAS, in connection with the contribution, KCWW is assigning to Avent certain of KCWW’s patents and know how and granting licenses to Avent under certain of KCWW’s patents and know how, in both cases relating to certain products manufactured and marketed by Avent and its affiliates; and

WHEREAS, also in connection with the contribution, Avent is granting back to KCWW licenses under certain of the patents and technology assigned to Avent as they relate to certain products manufactured and marketed by KCWW and its affiliates; and

WHEREAS, KCWW and Avent desire to enter into this agreement to define the terms and conditions of the licenses set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the meanings hereinafter set forth. Capitalized terms used but not otherwise defined elsewhere in this Agreement shall have the respective meanings given to such terms in the Distribution Agreement. Unless the context clearly requires otherwise, the singular shall have the same meaning as the plural and vice versa:

1.01 Affiliates - Means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purpose of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing. After the Distribution, Halyard and Kimberly-Clark shall not be deemed to be under common control for purposes hereof due solely to the fact that

Halyard and Kimberly-Clark have common stockholders. Notwithstanding the foregoing definition, Hogla-Kimberly, Kimberly-Clark de Mexico, Kimberly-Clark Lever Private Limited and Olayan Kimberly-Clark are Affiliates of Kimberly-Clark.

1.02 Confidential Information - Any and all proprietary information without regard to form, both technical and business related, including Know How (as defined hereinafter), financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public.

1.03 Consumer Market – End users that are directly purchasing or otherwise obtaining Consumer Products for consumption or customers who are retail or other outlets that resell Consumer Products to the end user for consumption. Notwithstanding anything to the contrary in this Agreement, Kimberly-Clark and its Affiliates may continue selling or otherwise transferring Consumer Products to parties that were, as of the Effective Date of this Agreement, end users and customers of Kimberly-Clark’s Global Consumer Business, specifically including the sale of Kimberly-Clark Consumer Products to medical care facilities.

1.04 Consumer Products – Devices, products, articles or merchandise of common or frequent use, ordinarily bought by individuals or households for private consumption from a retail outlet or otherwise obtained or provided direct to the consumer. Consumer Products expressly includes Kimberly-Clark Consumer Products. Consumer Products do not include products, articles or merchandise sold by Kimberly-Clark’s Global Health Care Business as of the Effective Date of this Agreement.

1.05 Effective Date – The date first written herein above.

1.06 Halyard Competitor - A third party that manufactures, sells or distributes products of a type sold by Halyard.

1.07 Health Care Market – End users whose primary business is the delivery of medical, veterinary or patient care or treatment, medical diagnostic services, or medical care provided in connection with disaster relief, including, but not limited to: (1) professional medical and healthcare service companies, businesses, institutions and enterprises, (2) medical diagnostics facilities and laboratories having patient interaction, (3) government and private organizations providing medical care in connection with disaster relief and (4) firms selling products or services into such end users;

Such as:

•	Hospitals, including their pharmacies;

•	Integrated medical service provider networks and their member facilities;

•	Surgery centers, including their pharmacies;

•	Blood banks;

•	Bone and tissue centers;

•	Physician and medical clinic offices including their pharmacies;

•	Psychiatric health facilities, including their pharmacies;

•	Clinics in retail outlets that perform or provide medical services or care;

•	Long-term medical care facilities, including their pharmacies;

•	Medical care components of the Red Cross or other disaster relief organizations;

•	Veterinary and other facilities that primarily provide medical care to animals; and

•	Dental care facilities.

Notwithstanding anything to the contrary in this Agreement, Halyard and its Affiliates may continue selling or otherwise transferring Medical Products to parties that were, as of the Effective Date of this Agreement, end users and customers of Kimberly-Clark’s Global Health Care Business.

1.08 Kimberly-Clark Competitor - A third party that manufactures, sells or distributes products of a type sold by Kimberly-Clark.

1.09 Kimberly-Clark Consumer Products - Consumer Products whose primary purpose is to help maintain or improve the hygiene, healthy aging process and/or household care and maintenance of the end user. Such products include those intended to be used in connection with enuresis, incontinence, menstruation, personal hygiene, diaper rash, healthy skincare, household cleaning and similar such fields, and may include medical devices, over-the-counter drugs or devices, prescription drugs or devices, or other regulated products or materials. Kimberly-Clark Consumer Products expressly include those products sold or otherwise transferred to customers or end users by Kimberly-Clark’s Global Consumer Business as of the Effective Date of this Agreement.

1.10 Know How – Refers generally to engineering drawings, technical data, invention disclosures, reports, technical knowledge, methods, formulas, patterns, compilations, programs, devices, techniques, tests, drawings, processes, experience, base and analytical science relating to the manufacture, testing, converting, packaging, handling, distributing and supplying of products and is inclusive of any and all trade secrets.

1.11 Medical Products - Devices, products, articles, methods, systems or merchandise that are primarily utilized by (i) healthcare professionals for the diagnosis, treatment or prevention of disease or injuries or (ii) caregivers under the direction and supervision of medical professionals in the treatment or prevention of disease or injuries. Medical Products expressly include those devices, products, articles or merchandise sold or otherwise transferred to end users or customers in the Health Care Market by Kimberly-Clark’s Global Health Care Business as of the Effective Date of this Agreement. Medical Products do not include devices, products, articles or merchandise sold by Kimberly-Clark’s Global Consumer Business as of the Effective Date of this Agreement.

1.12 Patents – Refers generally to United States and foreign patents and patent applications including any continuations, continuations-in-part, divisions, renewals, reissues and reexaminations thereof. The Appendices include lists of patents and patent applications that will be licensed from one party to the other.

1.13 Professional Products – Devices, products, articles or merchandise whose primary purpose is to:

•	Help maintain facilities or manufacturing equipment;

•	Increase or improve employee and other individuals’:

•	efficiency,

•	safety or protection; or

•	cleanliness;

•	Enhance the safety or cleanliness or efficiency of facilities or equipment or processes.

Professional Products expressly include those devices, products, articles or merchandise sold or otherwise transferred to customers or end users by Kimberly-Clark’s Global Professional Business and Global Partnership Products Business as of the Effective Date of this Agreement.

1.14 Professional Market – End users whose primary business is performed in an industrial, commercial, or institutional setting, including but not limited to:

(1) Manufacturing facilities or factories;

(2) Repair and service facilities (e.g. equipment, machines, vehicles, etc.);

(3) Lodging, entertainment and hospitality facilities;

(4) Professional offices other than components directed to the provision of medical care and treatment to patients;

(5) Food preparation and processing facilities;

(6) Facilities directed to natural resource extraction and processing (e.g. mining, drilling, refining, etc.);

(7) Schools and academic institutions (including research laboratories in hospitals associated with academic institutions);

(8) Technology development, research, or scientific facilities or labs;

(9) Non-medical care components of relief agencies;

(10) Non-medical care components of long term medical care facilities;

(11) Pharmacies other than components directed to the provision of medical care and treatment to patients;

(12) Components of hospitals, clinics or other medical care facilities other than those that relate to the diagnosis, treatment or prevention of disease, injury or a medical condition or other activities that are typically administered by or under the direction of a medical professional (e.g. laboratory work, facility maintenance, janitorial services, etc.);

(13) Non-veterinary care components of animal shelters or animal care facilities; and

(14) Firms selling products or services into such end users.

The Professional Market specifically does not include the patient interaction components of veterinary facilities, hospitals, pharmacies, medical care facilities and/or components of such facilities used for the delivery of medical care. Notwithstanding anything to the contrary herein, KCWW and its Affiliates may continue selling or otherwise transferring Professional Products to the end users and customers of Kimberly-Clark’s Global Professional Business and Global Partnership Products Business as of the Effective Date of this Agreement.

ARTICLE 2

PATENT AND KNOW HOW LICENSE GRANTS

2.01 Specific license grants from Licensor to Licensee are set forth in Appendix A - G. The licenses in this Agreement include the right to sublicense to Affiliates. However, unless otherwise specifically provided in the license grants of Appendix A - G, the licenses in this Agreement do not include the right to sub-license to any other third party. The license grants are limited to the Patents and Know How specifically enumerated in each Appendix and do not include any rights to Know How or Patents that are not listed or improvements to Patents or Know How made by either party after the Effective Date of this Agreement. Notwithstanding the foregoing, in the event that Licensor chooses in their sole discretion to pursue patent protection for an invention that is the subject to a license by being included as Know How, Licensee will have rights to any Patent that matures from such an invention commensurate with the rights Licensor has to the Patents in the subject license.

2.02 Nothing in this Agreement shall obligate Licensor to maintain any or all licensed Patents. Notwithstanding the foregoing, in the event that Licensor decides to allow a Patent to lapse or become abandoned, Licensor shall take reasonable efforts to provide notice of such decision to Licensee at least thirty (30) days prior to the date of lapse or abandonment of the Patent. Licensee then has up to ten (10) business days following such notification to inform Licensor as to whether or not it will take action to prevent the lapse or abandonment of the Patent and have ownership of the Patent transferred to Licensee. A lack of timely response by the Licensee shall be deemed to indicate that the Licensee has no interest in the Patent that is slated to lapse or be abandoned. Any action taken by Licensee to prevent the lapse or abandonment of a Patent and have ownership transferred to Licensee shall be at Licensee’s expense.

ARTICLE 3

CONFIDENTIALITY

3.01 Neither party shall, without the prior written consent of the other party, directly or indirectly disclose to any third party, or permit anyone on its behalf to disclose to any third-party, any Confidential Information obtained pursuant to and/or in connection with this Agreement, and both parties shall use such measures to protect all such Confidential Information that it would use in the protection of its own confidential information, and in any event no less than reasonable care. The obligations in this Section 3.01 shall continue during the term of this Agreement and for ten (10) years thereafter (or such shorter period as required by applicable law); provided that with respect to any Confidential Information that is protectable as a trade secret, such obligations shall continue in perpetuity (or until the earlier occurrence of one of the exceptions in Section 3.02). Notwithstanding the foregoing, this Article 3 will not preclude the owner of Confidential Information from seeking patent protection concerning such Confidential Information.

3.02 The obligations under Section 3.01 shall not apply to Confidential Information that, as evidenced by written documentation: (a) was received by such party on a non-confidential basis from a third party having the right to impart such information; (b) was generally known or generally available to the public prior to the Effective Date of this Agreement; or (c) becomes generally known or generally available to the public after the Effective Date of this Agreement through no act or failure to act on the part of such party. Confidential Information shall not be deemed to be part of the public domain merely because such information may be contained within substantially less specific broad disclosures or combinations of disclosures.

ARTICLE 4

MARKING

For the life of the U.S. Patents, both parties shall mark in accordance with applicable laws all products sold, offered for sale, or otherwise disposed of by it within the United States, its territories, or possessions, with the word “Patent” or “Patents” and the number or numbers of the applicable U.S. Patents being practiced on a visible surface thereof or on the package, tags, labels, manuals, or other associated materials. It is acceptable to mark by referring to lists of patents included on some other publicly available location such as an internet site.

ARTICLE 5

INFRINGEMENTS OF PATENTS

5.01 Licensee shall notify Licensor promptly and fully of any infringement of any Patent which comes to its notice. Licensor shall take such steps as Licensor in its sole discretion shall deem advisable to abate infringements of Patents, including, if Licensor shall so decide, the bringing of a lawsuit. When requested by Licensor, Licensee may at its sole discretion cooperate, at Licensor’s expense, in the conduct of such lawsuit. After deductions for expenses incurred, Licensor and Licensee shall participate on a fair and equitable basis in any money damages recovered.

5.02 Should Licensor elect not to bring a lawsuit with respect to infringement of any Patent, Licensee may, with Licensor’s written consent, which shall not be unreasonably withheld, bring a lawsuit, either in Licensee’s own name or jointly with Licensor. Licensee shall be solely responsible for any and all costs associated with such lawsuits and including costs related to the defense of any counterclaim thereto and/or any civil or administrative challenges as to the validity of the Patent. When requested by Licensee, Licensor may at its sole discretion cooperate, at Licensee’s expense, in the conduct of such lawsuit. After deductions for expenses incurred, Licensor and Licensee shall participate on a fair and equitable basis in any money damages recovered.

ARTICLE 6

ASSIGNMENT

This Agreement and all rights and obligations hereunder may not be assigned by either party without the express prior written consent of the other party, except that this Agreement shall be binding upon and inure to the benefit of a third party that acquires either party’s entire or substantially entire business, subject to Section 7.04 below. Any assignment or attempt at the same in the absence of prior written consent required by this paragraph shall be void and without effect. Notwithstanding the foregoing, either party may, with written notice to the other party, assign this Agreement to a wholly owned Affiliate.

ARTICLE 7

TERM AND TERMINATION

7.01 Term. This Agreement shall commence on the Effective Date and shall terminate upon expiration of the last to expire of the Patents except that any license to Know How shall last indefinitely or until such Know How becomes generally known or generally available to the public.

7.02 Termination for Breach by Licensee. In the event Licensee breaches any of its representations or material obligations under this Agreement, Licensor may terminate this Agreement and the license granted in this Agreement by giving notice in writing to Licensee of the breach. In the event Licensee does not correct or eliminate the breach within thirty (30) days from the date of receipt of such notice, this Agreement, including the license to use the Licensed Patents and Know How, shall terminate ten (10) days following the thirty (30) day cure period.

7.03 Termination for Breach by Licensor. In the event Licensor breaches any of its representations or material obligations under this Agreement, Licensee may terminate this Agreement and the license granted in this Agreement by giving notice in writing to Licensor of the breach. In the event Licensor does not correct or eliminate the breach within thirty (30) days from the date of receipt of such notice, this Agreement, including the license to use the Licensed Patents and Know How, shall terminate ten (10) days following the thirty (30) day cure period.

7.04 Termination for Change of Control. Licensor will have the right to terminate this Agreement and the licenses granted in this Agreement by giving written notice to Licensee in the event of a Change of Control of Licensee. A “Change of Control” means a transaction in which there is a change in the person or persons holding a controlling interest in the equity of Licensee (or in the equity of any parent entity of Licensee) and such change results in the controlling interest in the Licensee or such parent entity being held by a Kimberly-Clark Competitor.

7.05 Failure to Spin Off the Health Care Business. If for any reason Kimberly-Clark should elect not to spin off the Health Care Business, then this Agreement shall be void ab initio.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.01 Representations and Warranties. Each of the parties represents and warrants that it has authority to enter into this Agreement and to perform its obligations under this Agreement and that it has been duly authorized to execute and to deliver this Agreement.

8.02 No Other Representations or Warranties. Other than specifically provided for elsewhere in this Article, nothing in this Agreement shall be construed as:

(a)	a warranty or representation by either party as to the validity, enforceability, or scope of any of the Patents or Know How;

(b)	a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or third parties;

(c)	an obligation to furnish any manufacturing or technical information, or any information concerning pending patent applications;

(d)	granting by implication, estoppel, or otherwise any licenses or rights under patents other than the Patents; or

(e)	a requirement that either party maintain, defend or enforce any licensed Patent.

ARTICLE 9

LIMITATIONS AND INDEMNIFICATION

9.01 With respect to the use of any and all Patents and Know-How, Licensee shall be and remain solely responsible and liable for identifying and making determinations regarding (i) the suitability of any good or service for a particular purpose, (ii) any health and safety issues associated with the handling, processing and/or use of any good or service, (iii) accuracy of all specifications for any good or service, and (iv) compliance of any good or service with associated regulatory or other governmental requirements.

9.02 Licensee shall indemnify and hold Licensor and Licensor’s Affiliates harmless from or against any losses, claims, damages and expenses arising out of or resulting from Licensee’s use of the Patents and Know-How after the Effective Date.

ARTICLE 10

NOTICES

All notices and communications in connection with this Agreement shall be in writing and shall be deemed sufficient and delivery thereof shall be complete on the day of receipt if sent by KCWW by overnight commercial carrier to:

Avent Inc.

5405 Windward Parkway, Suite 100, South

Alpharetta, Georgia 30004

ATTENTION: General Counsel

or if sent by Avent by overnight commercial carrier to:

Kimberly-Clark Worldwide, Inc.

2100 Winchester Road

Neenah, WI 54956

ATTENTION: General Counsel

or any other address and to the attention of any other officer or person as each of the parties hereto may specify by written notice to the other.

ARTICLE 11

SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby in such jurisdiction nor shall the validity or enforceability of such provisions, or this Agreement as a whole, be affected thereby in any other jurisdiction.

ARTICLE 12

HEADINGS

Article and paragraph headings used in this Agreement are for the purpose of reference only and shall not be considered in construing this Agreement.

ARTICLE 13

COMPLIANCE WITH LAW

Nothing in this Agreement shall require KCWW or Avent to violate any applicable law.

ARTICLE 14

WAIVER OF BREACH

No waiver of breach of any of the provisions of this Agreement shall be construed to be a waiver of any succeeding breach of the same or any other provision.

ARTICLE 15

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes any and all prior or contemporaneous agreements, whether oral or written, relating to the subject matter hereof. No amendment or change in this Agreement shall be valid unless made in writing and signed by both parties.

ARTICLE 16

APPLICABLE LAW

This Agreement shall be construed in accordance with the substantive laws of the State of Delaware of the United States of America, without regard to its conflict of laws provisions. Both parties to this Agreement submit to the personal jurisdiction of any court of competent subject matter jurisdiction located in the State of Delaware of the United States of America.

ARTICLE 17

FORCE MAJEURE

Neither KCWW nor Avent shall be liable to the other for any failure to comply with any terms of the Agreement to the extent any such failure is caused directly or indirectly by fire, strike, union disturbance, or other industrial dispute, war (whether or not declared), acts or the threat of terrorism, riots, insurrection, government restrictions or other government acts, or other causes beyond the reasonable control of either KCWW or Avent. Upon the occurrence of any event of the type referred to in this Article, the party affected thereby shall give prompt notice thereof to the other party, together with a description of such event and the duration for which such party expects its ability to comply with the provisions of this Agreement shall be affected thereby. The party so affected shall thereafter devote reasonable commercial efforts to remedy to the extent possible the condition giving rise to such event and to resume performance of its obligations hereunder as promptly as possible.

ARTICLE 18

FURTHER INSTRUMENTS AND ACTS

The parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary and appropriate in order to effectuate this Agreement.

ARTICLE 19

RELATIONSHIP BETWEEN THE PARTIES

This Agreement does not, and shall not be deemed to, designate either party as the agent or legal representative of the other party for any purpose whatsoever. Neither party is granted, nor shall such party be deemed to be granted, any right or authority under this Agreement to assume or create any obligation or responsibility, expressed or implied, on behalf of or in the name of the other party or to bind the other party in any manner or thing whatsoever. No joint venture, association or partnership between KCWW and Avent is intended or shall be deemed to be created as a result of this Agreement.

ARTICLE 20

COUNTERPARTS

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Agreement.

KIMBERLY-CLARK WORLDWIDE, INC.

By:
Title:

AVENT, INC.

By:
Title:

APPENDIX A – ANTI-VIRAL TECHNOLOGY

Patents and Know How: “Anti-Viral Technology” refers to delivery systems for anti-viral agents and is limited to the following Know How and Patents:

License: KCWW hereby grants to Avent a royalty-free, worldwide, irrevocable, exclusive license to make, have made, use, import, offer for sale, and sell Medical Products in the Health Care Market under the Patents and Know How set forth above in this Appendix A.

Term: The term of this Anti-Viral Technology license shall end upon expiration of the last to expire of the licensed Anti-Viral Technology Patents except that any license to Anti-Viral Technology Know How shall last indefinitely or until such Know How becomes generally known or generally available to the public.

APPENDIX B – APPLICATORS & DRESSINGS TECHNOLOGY

Patents and Know How: “Applicators & Dressings Technology” refers to liquid applicators, delivery of skin wellness agents and wound dressings and is limited to the following Know How and Patents:

License: KCWW hereby grants to Avent a royalty-free, worldwide, irrevocable, exclusive license to make, have made, use, import, offer for sale, and sell Medical Products in the Health Care Market under the Patents and Know How set forth above in this Appendix B.

Term: The term of this Applicators & Dressings Technology license shall end upon expiration of the last to expire of the licensed Applicators & Dressings Technology Patents except that any license to Applicators & Dressings Technology Know How shall last indefinitely or until such Know How becomes generally known or generally available to the public.

APPENDIX C – FLEXIBLE BINDERS TECHNOLOGY

Patents and Know How: “Flexible Binders Technology” refers to flexible superabsorbent binders and coatings and is limited to the following Know How and Patents:

License: KCWW hereby grants to Avent a royalty-free, worldwide, irrevocable, exclusive license to make, have made, use, import, offer for sale, and sell Medical Products in the Health Care Market under the Patents and Know How set forth above in this Appendix C.

Term: The term of this Flexible Binders Technology license shall end upon expiration of the last to expire of the licensed Flexible Binders Technology Patents except that any license to Flexible Binders Technology Know How shall last indefinitely or until such Flexible Binders Technology Know How becomes generally known or generally available to the public.

APPENDIX D – CR&E TECHNOLOGIES

Patents and Know How: “CR&E Technologies” refers to technology developed by Kimberly-Clark’s Corporate Research and Engineering team having relevance to Medical Products and is limited to the following Know How:

License: KCWW hereby grants to Avent a royalty-free, worldwide, irrevocable, non-exclusive license to make, have made, use, import, offer for sale, and sell Medical Products in the Health Care Market under the Know How set forth above in this Appendix D.

Term: The term of this CR&E Technologies shall last indefinitely or until such CR&E Technologies Know How becomes generally known or generally available to the public.

APPENDIX E – WOUND CARE TECHNOLOGY

Patents and Know How: “Wound Care Technology” refers to wound care formulations including peptide sequences to reduce chrondrosarcoma and various formulations to promote skin wellness and is limited to the following Know How and Patents:

License: KCWW hereby grants to Avent a royalty-free, worldwide, irrevocable, non-exclusive license to make, have made, use, import, offer for sale, and sell Medical Products in the Health Care Market under the Patents and Know How set forth above in this Appendix E.

Term: The term of this “Wound Care Technology” license shall end upon expiration of the last to expire of the licensed Wound Care Technology Patents except that any license to Wound Care Technology Know How shall last indefinitely or until such Wound Care Technology Know How becomes generally known or generally available to the public.

APPENDIX F – OTHER K-C TECHNOLOGY

Patents and Know How: “Other K-C Technology” refers to sterilization packaging, indicators, elder care methods and pathogen selective wipes and is limited to the following Know How and patents:

License: KCWW hereby grants to Avent a royalty-free, worldwide, irrevocable, exclusive license to make, have made, use, import, offer for sale, and sell Medical Products in the Health Care Market under the Patents and Know How set forth above in this Appendix F.

Term: The term of this Other K-C Technology license shall end upon expiration of the last to expire of the licensed Other K-C Technology Patents except that any license to Other KCWW Technology Know How shall last indefinitely or until such Other K-C Technology Know How becomes generally known or generally available to the public.

APPENDIX G – GNW TECHNOLOGY

Patents: “GNW Patents” refers to Patents relating to the manufacture and use of nonwoven fabrics and film/nonwoven laminates used to produce infection control products including sterile wrap, surgical drapes, face masks, medical equipment covers, and protective apparel, and is limited to the following Patents:

BSFL Know How: Breathable Spunbond/Film Laminate (BSFL) Know How – All technology associated with the design, operation and maintenance of the methods of making, treating, converting, testing, packaging, and handling breathable spunbond/film laminates as such equipment and methods exist on the Effective Date of this Agreement.

License: KCWW hereby grants to Avent a royalty-free, worldwide, irrevocable, exclusive license to make, have made, use, import, offer for sale, and sell Medical Products in the Health Care Market under the Patents set forth above in this Appendix G.

Option: KCWW further grants Avent an option to receive from KCWW a royalty-free, irrevocable, non-exclusive license to make and use BSFL Know How at the Lexington Mill; such option exercisable for a period of five (5) years from the Effective date upon Avent’s acquisition of film manufacturing equipment at the Lexington Mill.

Term: The term of the GNW Patents license shall end upon expiration of the last to expire of the licensed GNW Patents. Should Avent exercise its option to the BSFL Know How license, such license shall last indefinitely or until such BSFL Know How becomes generally known or generally available to the public.